Exhibit 3.1

SEVENTH AMENDMENT

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MACK-CALI REALTY, L.P.

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MACK-CALI REALTY, L.P. (the “Seventh Amendment”), dated as of March 13, 2019, to that certain Second Amended and Restated Agreement of Limited Partnership, dated as of December 11, 1997, as amended through the date hereof (collectively, the “Agreement”), of Mack-Cali Realty, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Agreement.

RECITALS

WHEREAS, the General Partner desires to cause the Partnership to establish and set forth the terms of a new class of Class AO LTIP Units designated as LTIP Units (as defined herein below), in each case, to provide officers and key employees of the General Partner or one of its Affiliates (as defined herein below) providing services to or for the benefit of the Partnership an interest in the profits of the Partnership in connection with their employment, which Class AO LTIP Units shall have the terms and conditions set forth in Annex A to this Seventh Amendment to the Agreement and the applicable Stock Plan; and

WHEREAS, the Executive Compensation and Option Committee of the Board of Directors of the General Partner duly approved the General Partner’s 2013 Stock Plan and the Agreement to provide officers and key employees of the General Partner or one of its Affiliates in connection with their employment or other service relationship an interest in the profits of the Partnership, and thereby provide additional incentive for such persons to promote the progress and success of the business of the General Partner and its Affiliates, including the Partnership; and

WHEREAS, Section 6.4(a) of the Agreement authorizes the General Partner to cause the Partnership to issue additional interests in the Partnership to the Partners (including the General Partner) or other Persons, additional Partnership Units or such other Partnership Interests in one or more classes, or one or more series of such classes in exchange for a Capital Contribution by such Person to the Partnership as provided or permitted in Section 6.4(a) of the Agreement.  Such Partnership Interests shall have designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties which may be senior, pari passu or junior to OP Units, all as shall be determined by the General Partner in its sole and absolute discretion as provided further therein; and

WHEREAS, Section 16.2(b) of the Agreement provides that the General Partner has the power, without the consent of the Limited Partners, to amend the Agreement as may be required to facilitate or implement the admission of Partners in accordance with the Agreement and to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 6.4(a); and

WHEREAS, the General Partner has made the determination pursuant to, and as permitted by, Sections 6.4(a) and 16.2(b) of the Agreement that consent of the Limited Partners is not required with respect to the matters set forth in this Seventh Amendment and the amendment of the Agreement; and

WHEREAS, the class of LTIP Unit shall be established and denominated as the Class AO LTIP Units (as defined herein below) having the terms set forth in Annex A to this Seventh Amendment and the Class AO LTIP Award Agreement annexed as Exhibit A to this Seventh Amendment; and

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WHEREAS, the General Partner desires to so amend the Partnership Agreement as of March 13, 2019.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner on behalf of itself and the Limited Partners, intending to be legally bound, hereby agrees to make the following amendment to the Agreement, effective as of the date first written above:

1.                                      Article 1 of the Agreement is amended by inserting the following definitions in alphabetical order:

“Class AO LTIP Unit Sharing Percentage” means, for a Class AO LTIP Unit, the percentage that is specified as the Class AO LTIP Unit Sharing Percentage in the Vesting Agreement or other documentation pursuant to which such Class AO LTIP Unit is issued or, if no such percentage is specified, ten percent (10%).

“Class AO LTIP Units” shall mean the Class AO LTIP Units issued from time-to-time pursuant to that certain Class AO LTIP Unit Award Agreement annexed hereto as Exhibit A.

“Class AO LTIP Unit Award Agreement” shall mean that certain form of award annexed hereto as Exhibit A pursuant to which Class AO LTIP Units may be awarded from time to time, which shall constitute a “Vesting Agreement” under the Partnership Agreement.

“Distribution Measurement Date” shall mean the date of issuance of such Class AO LTIP Unit specified in the applicable Class AO LTIP Unit Award Agreement.

“Seventh Amendment” has the meaning set forth in the Recitals to the Seventh Amendment to this Agreement.

2.                                      The following definition contained in Section 2 of the Agreement is amended as follows:

(a)                                 The definition of “LTIP Units” is hereby amended and restated in its entirety:

“LTIP Units” means the Partnership Interests designated as (i) Class A 2016 LTIP Units and Class B 2016 LTIP Units and having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Annex A to the Fourth Amendment to this Agreement and any applicable Stock Plan; (ii) Class C 2017 LTIP Units and Class D 2017 LTIP Units and having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Annex A to the Fifth Amendment to this Agreement and any applicable Stock Plan; (iii) Class E 2018 LTIP Units and Class F 2018 LTIP Units and having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Annex A to the Sixth Amendment to this Agreement and any applicable Stock Plan; and  (iii) Class AO LTIP Units and having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Annex A to this Seventh Amendment to this Agreement and any applicable Stock Plan

3.                                      In making distributions pursuant to Article 8 of the Agreement and allocations pursuant to Article 7 of the Agreement, the General Partner of the Partnership shall take into account the provisions of Annex A to this Seventh Amendment to the Agreement.

4.                                      The Class AO LTIP Units shall have the terms set forth in Annex A to this Seventh Amendment to the Agreement and the Class AO LTIP Award Agreement annexed as Exhibit A to this Seventh Amendment.

5.                                      Except as expressly amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Seventh Amendment to the Partnership Agreement is executed and delivered as of the date first written above.

MACK-CALI REALTY CORPORATION, a Maryland Corporation

By:	/s/ Gary T. Wagner
Gary T. Wagner
General Counsel and Secretary

MACK-CALI REALTY, L.P.,
a Delaware limited partnership

By:	Mack-Cali Realty Corporation,
its general partner

	By:	/s/ Gary T. Wagner
Gary T. Wagner
General Counsel and Secretary

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ANNEX A

Class AO LTIP Units

The following are the terms of the Class AO LTIP Units:

1.                                      Designation.  The Partnership Interests designated as Class AO LTIP Units are hereby established.  Each such class of Partnership Interests shall be designated as LTIP Units.  Class AO LTIP Units are intended to qualify as “‘profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, and the Partnership shall for all purposes report the transfer of such Class AO LTIP Units as a transfer of limited partnership interests and such recipient as a limited partner in the Partnership, including, without limitation, issuing tax reports consistent with such treatment. The number of Class AO LTIP Units that may be issued shall not be limited.

2.                                      Vesting.

A.                                    Vesting Generally.  Class AO LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement.  The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any Stock Plan pursuant to which the Class AO LTIP Units are issued, if applicable.  Subject to the terms of any Vesting Agreement, a holder of Class AO LTIP Units shall be entitled to transfer his or her Class AO LTIP Units to the same extent, and subject to the same restrictions as holders of OP Units are entitled to transfer their OP Units pursuant to Article 13 of the Agreement.

B.                                    Forfeiture or Transfer of Unvested Class AO LTIP Units.  Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any Class AO LTIP Units or the repurchase by the Partnership or the General Partner of Class AO LTIP Units at a specified purchase price, the relevant Class AO LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership or General Partner, as applicable.  Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any Class AO LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.  In connection with any forfeiture or repurchase of Class AO LTIP Units, the balance of the portion of the Capital Account of the holder that is attributable to all of his or her Class AO LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 7.4(i) of the Agreement, calculated with respect to the holder’s remaining Class AO LTIP Units, if any.

C.                                    Legend.  The records of the Partnership evidencing any issuance of Class AO LTIP Units, including, without limitation, any certificate evidencing a Class AO LTIP Unit shall bear an appropriate legend, as determined by the Partnership in its sole discretion, indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the Class AO LTIP Unit.

3.                                      Distributions.

A.                                    Class AO LTIP Distributions. Other than the Class AO LTIP Unit Special Distribution (as defined below) or distributions made pursuant to Section 14.2 of the Agreement, the holder of a Class AO LTIP Unit is not entitled to receive any distributions from the Partnership with respect to such Class AO LTIP Unit.

B.                                    Class AO LTIP Unit Special Distributions.  As of the Conversion Date for any Class AO LTIP Unit that is not forfeited and cancelled on or prior to such Conversion Date, the holder of such Class AO LTIP Unit will be entitled to receive a special cash distribution (the “Class AO LTIP Unit Special Distribution”) with respect to such unit equal to the Class AO LTIP Unit Special Distribution Amount for such unit. The “Class AO LTIP Unit Special Distribution Amount” with respect to a Class AO LTIP Unit equals (i) the amount of cash distributions per unit that were paid on the OP Units into which the Class AO LTIP Unit is converted as of the Conversion Date that had record dates for determining the Partners eligible to receive such distributions on or after the Distribution

Annex A-1

Measurement Date of such Class AO LTIP Unit and prior to the Conversion Date for such Class AO LTIP Unit multiplied by (ii) the Class AO LTIP Unit Sharing Percentage for such Class AO LTIP Unit. The Class AO LTIP Unit Special Distribution for an AO LTIP Unit will be payable on the payment date for the first distribution made with respect to the OP Units with a Partnership Record Date that is on or after the Conversion Date for such Class AO LTIP Unit if and when authorized by the General Partner out of funds legally available for the payment of distributions. On or after the Conversion Date with respect to a Class AO LTIP Unit, no distributions (other than in OP Units, LTIP Units or other Partnership Interests ranking on parity with or junior to such units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment upon the OP Units, the LTIP Units or any other Partnership Interests ranking on parity with or junior to the Class AO LTIP Unit as to distributions for any period (other than Class AO LTIP Unit Special Distributions with respect to Class AO LTIP Units that had an earlier Conversion Date) unless the full amount of any Class AO LTIP Unit Special Distribution due with respect to such Class AO LTIP Unit has been or is contemporaneously declared and paid.

C.                                    Class AO LTIP Unit Distribution Participation Date.  The Class AO LTIP Unit Distribution Participation Date for each Class AO LTIP Unit will be, with respect to Class AO LTIP Units granted pursuant to any Stock Plan, such date as any such Class AO LTIP Units vest as  be specified in the Vesting Agreement or other documentation pursuant to which such Class AO LTIP Units are issued, including without limitation, the Class AO LTIP Unit Award Agreement annexed hereto as Exhibit A.

4.                                      Allocations.

Class AO LTIP Unitholders shall be entitled to certain special allocations of income and gain under Sections 7.4(g) and 7.4(i) of the Agreement.  For purposes of determining allocations of Profits and Losses pursuant to Section 7.1, to the extent that the LTIP Unit Distribution Participation Date with respect to a Class AO LTIP Unit has occurred, such Class AO LTIP Unit shall be treated as an OP Unit.  Until the LTIP Unit Distribution Participation Date for a Class AO LTIP Unit has occurred, each Class AO LTIP Unit shall be treated as a fraction of one outstanding OP Unit equal to one OP Unit multiplied by the LTIP Unit Initial Regular Sharing Percentage or the LTIP Unit Initial Special Sharing Percentage with respect to such Class AO LTIP Unit, as applicable.  The General Partner is authorized in its discretion to adjust the allocations made under this Section 4 of this Annex A after the LTIP Unit Distribution Participation Date, so that the ratio of (i) the total amount of Profits or Losses allocated with respect to each Class AO LTIP Unit in the taxable year in which that Class AO LTIP Unit’s LTIP Unit Distribution Participation Date falls (excluding special allocations under Sections 7.4(g) and 7.4(i) of the Agreement), to (ii) the total amount distributed to that Class AO LTIP Unit with respect to such period, is more nearly equal to the ratio of (i) the Profits and Losses allocated with respect to the General Partner’s OP Units in such taxable year to (ii) the amounts distributed to the General Partner with respect to such OP Units and such taxable year.

5.                                      Adjustments.

The Partnership shall maintain at all times a correspondence between Class AO LTIP Units and OP Units so that the number of Class AO LTIP Units corresponds to a number of OP Units equal to the number of Class AO LTIP Units multiplied by the Class AO LTIP Unit Conversion Factor, as hereinafter defined, for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided, however, that the foregoing is not intended to alter the LTIP Unit Capital Account Limitation (as defined in Section 7.B of this Annex A), the special allocations pursuant to Sections 7.4(g), 7.4(h) and 7.4(i) of the Agreement, differences between distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) to be made with respect to the Class AO LTIP Units and OP Units prior to the LTIP Unit Distribution Participation Date for such Class AO LTIP Units, differences between distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) to be made with respect to the Class AO LTIP Units and OP Units pursuant to Section 14.2 of the Agreement or Section 3 of this Seventh Amendment to the Agreement in the event that the Capital Accounts attributable to the Class AO LTIP Units are less than those attributable to the OP Units due to insufficient special allocations pursuant to Section 7.4(i) of the Agreement or related provisions.  If an LTIP Unit Adjustment Event occurs, then the General Partner shall make a corresponding adjustment to the Class AO LTIP Units to maintain the applicable correspondence between OP Units and Class AO LTIP Units.  For the avoidance of doubt, the following shall not be LTIP Unit Adjustment Events:  (x) the issuance of Partnership Interests in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Interests pursuant to any employee

Annex A-2

benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Interests to the General Partner in respect of a Capital Contribution to the Partnership of proceeds from the sale of securities by the General Partner.  If the Partnership takes an action affecting the OP Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the Class AO LTIP Units to maintain the applicable correspondence described above, the General Partner shall make such adjustment to the Class AO LTIP Units, to the extent permitted by law and by the terms of any plan pursuant to which the Class AO LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances.  If an adjustment is made to the Class AO LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.  Promptly after filing of such certificate, the Partnership shall mail a notice to each holder of Class AO LTIP Units setting forth the adjustment to his or her Class AO LTIP Units and the effective date of such adjustment.  For purposes hereof, the “Class AO LTIP Unit Conversion Factor” shall mean a fraction, not exceeding 1.000, the numerator of which is the excess, if any, of the fair market value of one share of Common Stock on the date on which the Class AO LTIP Unit Conversion Factor is being determined over the Class AO LTIP Unit Participation Threshold, as specified in the applicable Class AO LTIP Unit Award Agreement, and the denominator of which is the fair market value of one share of Common Stock on the date on which the Class AO LTIP Unit Conversion Factor is being determined; provided that if the fair market value of one share of Common Stock on the date on which the Class AO LTIP Unit Conversion Factor is being determined is less than the Class AO LTIP Unit Participation Threshold, the Class AO LTIP Unit Conversion Factor on such date shall be zero.

6.                                      Ranking.

The Class AO LTIP Units shall rank on parity with the OP Units in all respects and junior to all Preferred Units, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, subject to the proviso in the first sentence of Section 5 of this Annex A.

7.                                      Right to Convert Class AO LTIP Units into OP Units.

A.                                    Conversion Right.  Unless otherwise specified in the relevant Vesting Agreement, a holder of Class AO LTIP Units shall have an LTIP Unit Conversion Right, at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into OP Units.  Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into OP Units until they become Vested LTIP Units; provided, however, that when a holder of Class AO LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Person may deliver to the Partnership an LTIP Unit Conversion Notice (as hereinafter defined) conditioned upon and effective as of the time of vesting, and such LTIP Unit Conversion Notice, unless subsequently revoked by the holder of the Class AO LTIP Units, shall be accepted by the Partnership subject to such condition.  The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into OP Units.  In all cases, the conversion of any Class AO LTIP Units into OP Units shall be subject to the conditions and procedures set forth in this Section 7 of this Annex A.

B.                                    Number of Units Convertible.  Unless otherwise specified in the relevant Vesting Agreement, a holder of Vested LTIP Units may convert such Vested LTIP Units into a number of fully paid and non-assessable OP Units equal to the number of Vested LTIP Units being converted multiplied by the Class AO LTIP Unit Conversion Factor on the Conversion Date and rounded down the next highest whole number of OP Units (and with any fraction being paid in cash), giving effect to all adjustments (if any) made pursuant to Section 5 of this Annex A.  Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds the LTIP Unit Capital Account Limitation.

C.                                    Notice.  In order to exercise his or her Conversion Right, a holder of Class AO LTIP Units shall deliver a LTIP Unit Conversion Notice to the Partnership in the form attached as Annex B to the Seventh Amendment not less than ten (10) nor more than sixty (60) days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Conversion Notice.  Each holder of Class AO LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 7 of this Annex A shall be free and clear of all liens.  Notwithstanding anything herein to the contrary (but subject to Section 10.3 of the Agreement), a holder of

Annex A-3

Class AO LTIP Units may deliver a notice pursuant to Section 10.3 of the Agreement relating to those OP Units that will be issued to such holder upon conversion of such Class AO LTIP Units into OP Units in advance of the LTIP Unit Conversion Date; provided, however, that redemption of such OP Units by the Partnership shall in no event take place until the LTIP Unit Conversion Date.  For clarity, it is noted that the objective of this paragraph is to put a holder of Class AO LTIP Units in a position where, if he or she so wishes, the OP Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if in accordance with Section 10.3 of the Agreement the General Partner delivers to such holder Common Stock (rather than cash), then such holder can have such Common Stock issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into OP Units.  The General Partner shall reasonably cooperate with a holder of Class AO LTIP Units to coordinate the timing of the different events described in the foregoing sentence.

D.                                    Forced Conversion.  Unless otherwise specified in the relevant Vesting Agreement , the Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by a holder of Class AO LTIP Units to be converted in a LTIP Unit Forced Conversion into number of OP Units equal to the number of Class AO LTIP Units being converted multiplied by the Class AO LTIP Unit Conversion Factor on the Conversion Date, giving effect to all adjustments (if any) made pursuant to Section 5 of this Annex A; provided, however, that the Partnership may not cause an LTIP Unit Forced Conversion of any Class AO LTIP Units that would not at the time be eligible for conversion at the option of the holder of such Class AO LTIP Units pursuant to Section 7.B. of this Annex A (including taking into account the LTIP Unit Capital Account Limitation).  In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a LTIP Unit Forced Conversion Notice to the holder of Vested LTIP Units in the form attached as Annex C to the Seventh Amendment to the applicable holder not less than ten (10) nor more than sixty (60) days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Forced Conversion Notice.  A Forced LTIP Unit Conversion Notice shall be provided in the manner provided in Section 18.1 of the Agreement.

E.                                     Conversion Procedures.  Subject to any redemption of OP Units to be received upon the conversion of Vested LTIP Units, a conversion of Vested LTIP Units for which the holder thereof has given an LTIP Unit Conversion Notice or the Partnership has given a Forced LTIP Unit Conversion Notice shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such holder of Class AO LTIP Units, as of which time such holder of Class AO LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion.  After the conversion of Class AO LTIP Units as aforesaid, the Partnership shall deliver to such holder of Class AO LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of OP Units and remaining Class AO LTIP Units, if any, held by such Person immediately after such conversion.

F.                                      Treatment of Capital Account.  For purposes of making future allocations under Section 7.4(i) of the Agreement and applying the LTIP Unit Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable holder of Class AO LTIP Units that is treated as attributable to his or her Class AO LTIP Units shall be reduced, as of the date of conversion, by the product of the number of Class AO LTIP Units converted and the OP Unit Economic Balance.

G.                                    Mandatory Conversion in Connection with a Transaction.  Unless otherwise specified in the relevant Vesting Agreement, if the Partnership or the General Partner shall be a party to any Transaction, then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a LTIP Unit Forced Conversion with respect to the maximum number of Class AO LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Interests in the context of the Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction).

In anticipation of such LTIP Unit Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class AO LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the OP Units into which his or her Class AO

Annex A-4

LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Constituent Person, or an Affiliate of a Constituent Person.  In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of Class AO LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice delivered to the General Partner, the form or type of consideration to be received upon conversion of each Class AO LTIP Unit held by such holder into OP Units in connection with such Transaction.  If a holder of Class AO LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class AO LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a OP Unit would receive if such holder of OP Units failed to make such an election.

Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any Stock Plan under which Class AO LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 7 of this Annex A and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of Class AO LTIP Units whose Class AO LTIP Units will not be converted into OP Units in connection with the Transaction that will (i) contain provisions enabling the holders of Class AO LTIP Units that remain outstanding after such Transaction to convert their Class AO LTIP Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the holders of Class AO LTIP Units.

8.                                      Redemption at the Option of the Partnership.

Unless otherwise specified in the relevant Vesting Agreement, Class AO LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from (i) repurchasing Class AO LTIP Units from the holder thereof if and to the extent such holder agrees to sell such Class AO LTIP Units or (ii) from exercising its LTIP Unit Forced Conversion right.

9.                                      Voting Rights.

Holders of Class AO LTIP Units shall not have any voting rights.

[End of text]

Annex A-5

ANNEX B

NOTICE OF ELECTION BY PARTNER TO CONVERT

CLASS AO LTIP UNITS INTO OP UNITS

The undersigned holder of Class AO LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Mack-Cali Realty, L.P. (the “Partnership”) set forth below into OP Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.  The undersigned hereby represents, warrants, and certifies that the undersigned:  (a) has title to such Class AO LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such Class AO LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of Class AO LTIP Units to be Converted:

Date of Issuance:

Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

Annex B-1

ANNEX C

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION

OF CLASS AO LTIP UNITS INTO OP UNITS

Mack-Cali Realty, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of Class AO LTIP Units held by the holder of Class AO LTIP Units set forth below to be converted into OP Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Number of Class AO LTIP Units to be Converted:

Conversion Date:

Annex C-1

EXHIBIT A

MACK-CALI REALTY CORPORATION

CLASS AO LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

CLASS AO LONG-TERM INCENTIVE PLAN AWARD AGREEMENT made as of the date set forth on Schedule A hereto between Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), the general partner of its subsidiary Mack-Cali Realty, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).

RECITALS

A.            The Grantee is an employee of the Company or one of its affiliates and provides services directly or indirectly to the Partnership.

B.            In accordance with the Company’s 2013 Incentive Stock Plan (as further amended, restated or supplemented from time to time, the “2013 Plan”) and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, restated and supplemented from time to time (the “Partnership Agreement”), the Company desires in connection with the employment of the Grantee, to provide the Grantee with an opportunity to acquire common OP Units (as defined in the Partnership Agreement) in the Partnership (the “Common Units”) upon conversion of Class AO LTIP Units (as defined in the Partnership Agreement) having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein, in the 2013 Plan and in the Partnership Agreement, and thereby provide additional incentive for the Grantee to promote the progress and success of the business of the Company, the Partnership and its subsidiaries (the “Award”). The Award was approved by the Executive Compensation and Option Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter and Section 1.3 of the 2013 Plan, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, be redeemed for cash, or, at the election of the Company, for shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), reserved for issuance under the 2013 Plan.

C.            Schedule A hereto sets forth certain significant details of the Class AO LTIP Unit grant herein, including regarding the right to convert Class AO LTIP Units into Common Units, and is incorporated herein by reference.

D.            This Award is being made to Grantee pursuant to and in connection with Grantee’s entry into an employment agreement with the Company, dated as of March 13, 2019 (the “Employment Agreement”). Capitalized terms used herein and not otherwise defined have the meanings provided on Schedule A or, if such terms are not defined on Schedule A, the meanings provided in the Employment Agreement or, if and only if not defined in the Employment Agreement, the 2013 Plan.

NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:

1.             Administration.  This Award shall be administered by the Committee, which in the administration of this Award shall have all the powers and authority it has in the administration of the 2013 Plan as set forth in the 2013 Plan; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this Agreement of some or all of the Grantee’s unvested Class AO LTIP Units that have not previously been forfeited. All decisions, actions or interpretations of the Committee or the Board on all matters relating to this Award shall be final, binding and conclusive upon all parties.

2.             Grant of Class AO LTIP Units.  On the terms and conditions set forth below, as well as the terms and conditions of the 2013 Plan and subject to adjustment as provided in Section 8 hereof, the Company hereby grants to the Grantee an aggregate of such number of Class AO LTIP Units as is set forth on Schedule A having an AO LTIP Unit Participation Threshold as is set forth on Schedule A (the “Award Class AO LTIP Units”).

3.             Conversion of Award.  The period of time during which Award Class AO LTIP Units may be converted into Common Units shall be the time period indicated on Schedule A from March 13, 2019 (the “Grant Date”) set forth on Schedule A until the Final Conversion Date set forth on Schedule A, subject to earlier termination or cancellation as

Exhibit A-1

provided in this Agreement. The Award Class AO LTIP Units shall not be convertible into Common Units unless they are Vested Class AO LTIP Units. Award Class AO LTIP Units shall only become Vested Class AO LTIP Units upon the satisfaction of vesting conditions relating to the closing price of the Common Shares as reported on the New York Stock Exchange (the “NYSE”), or, if the Common Shares are not then traded on the NYSE, the average of the closing bid and asked prices for the Common Shares on a national securities exchange or other market system on which the Common Shares are then traded (the “Securities Market”), in each case as set forth on Schedule A (the “Vesting Conditions”). Unless and until the Vesting Conditions have been satisfied on or before March 13, 2023 (the “Outside Date”), the Award Class AO LTIP Units shall not become Vested Class AO LTIP Units and the Grantee (or his successors, heirs, assigns, or personal representatives, as applicable) will not have the right to convert his Award Class AO LTIP Units into Common Units. If the Vesting Conditions have not been satisfied on the Outside Date, on such date all Award Class AO LTIP Units that have not vested by such date shall, without payment of any consideration by the Partnership, automatically and without notice, be forfeited and be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award Class AO LTIP Units.

4.             Restrictions on Transfer. Except as otherwise permitted by the Committee, none of the Award Class AO LTIP Units granted hereunder nor any of the Common Units into which such Award Class AO LTIP Units may be converted (the “Award Common Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), and the Redemption Rights (as defined in the Partnership Agreement) may not be exercised with respect to the Award Common Units, provided that, at any time after the date that is at least two (2) years after the Grant Date, (i) Award Class AO LTIP Units may be Transferred to the Grantee’s Family Members by gift or pursuant to domestic relations order in settlement of marital property rights; (ii) Award Class AO LTIP Units may be Transferred to an entity in which fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity; and (iii) the Redemption Rights may be exercised with respect to Award Common Units, and Award Common Units may be Transferred to the Partnership or the Company in connection with the exercise of the Redemption Rights, in accordance with and to the extent otherwise permitted by the terms of the Partnership Agreement. Additionally, the transferee must agree in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and the Partnership Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 3 and all Transfers of Award Class AO LTIP Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award Class AO LTIP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award Class AO LTIP Units not in accordance with the terms and conditions of this Section 4 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award Class AO LTIP Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award Class AO LTIP Units. Except as provided expressly in this Section 4, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

For purposes of this Section 4, “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

5.             Conversion. From and after the date on which an Award Class AO LTIP Unit vests, as set forth on Schedule A, it shall be convertible into Common Units in accordance with the terms of the Partnership Agreement. The Mandatory Conversion Date, for purposes of the Partnership Agreement, for the Award Class AO LTIP Units will be the earlier of (i) the Termination Conversion Date (as set forth on Schedule A) or (ii) the Final Conversion Date (as set forth on Schedule A). As set forth in the Partnership Agreement, any Award Class AO LTIP Units that are Vested Class AO LTIP Units and have not been converted prior to the Mandatory Conversion Date will automatically be converted on such date. In addition, as set forth in the Partnership Agreement, the Company, as the general partner of

Exhibit A-2

the Partnership, may elect to convert the Award Class AO LTIP Units as provided in the Partnership Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, upon (a) the occurrence of a Change in Control (as defined in the Employment Agreement) prior to the Outside Date, if Grantee’s employment with the Company or any of its subsidiaries has not been terminated pursuant to Section 7(ii) below prior to such Change in Control, then satisfaction of the Vesting Conditions shall be ascertained on the date of such Change in Control (without regard to the Outside Date) based on the price per Common Share (plus the value per Common Share of any other consideration, as determined by the Board or the Committee) received by the Company’s stockholders in connection with such Change in Control, and any previously unvested Award Class AO LTIP Units that do not become vested as of the date of such Change in Control pursuant to this Section 5 shall automatically be forfeited, cancelled and become null and void, without payment of any consideration therefor, as of the date of such Change in Control.

6.             Distributions. The holder of the Award Class AO LTIP Units shall be entitled to accrue distributions with respect to such Award Class AO LTIP Units to the extent provided for in the Partnership Agreement. The Distribution Measurement Date (as defined in the Partnership Agreement) with respect to the Award Class AO LTIP Units shall be the Grant Date. The Class AO LTIP Unit Sharing Percentage (as defined in the Partnership Agreement) with respect to the Award Class AO LTIP Units shall be 10%.

7.             Termination of Employment. Any Award Class AO LTIP Units held by the Grantee upon termination of employment shall be treated as follows:

(i)            If the Grantee’s termination of employment is due to death, Disability (as defined in the Employment Agreement), Retirement (as defined below), termination by the Company without Cause (as defined in the Employment Agreement), termination by the Grantee for Good Reason (as defined in the Employment Agreement) at any time, or termination by the Grantee without Good Reason after the expiration of the Term (as defined in the Employment Agreement), then all unvested Award Class AO LTIP Units shall continue to be eligible to vest upon satisfaction of the Vesting Conditions prior to the Outside Date, and any Award Class AO LTIP Units that remain unvested as of the Outside Date shall automatically be forfeited, cancelled and become null and void, without payment of any consideration therefor, as of the Outside Date. For purposes of this Agreement, the term “Retirement” means the termination of the Grantee’s employment for any reason other than death, Disability, termination by the Company for Cause or termination by the Grantee for Good Reason on or after the date that (i) the Grantee has attained 60 years of age, and (ii) the Grantee has served as an employee of the Company for at least ten (10) years.

(ii)           If the Grantee’s employment is terminated by the Company or any of its subsidiaries for Cause, by the Grantee without Good Reason at any time, or by the Grantee without Good Reason during the Term, all Award Class AO LTIP Units, to the extent not vested, shall terminate on the date of termination and, all other Award Class AO LTIP Units, to the extent convertible under the terms of the Partnership Agreement as of the date of termination, shall be convertible until the Mandatory Conversion Date (which is the earlier of the applicable Termination Conversion Date or the Final Conversion Date set forth on Schedule A).

(iii)          Notwithstanding the foregoing, the vesting of any AO LTIP Units pursuant to Section 5 or this Section 7 shall be conditioned upon Grantee (A) executing, and not revoking within the applicable period specified in the Employment Agreement, a release of claims in the form required under the Employment Agreement, and (B) complying, during the period that any Award Class AO LTIP Units remain unvested prior to the Outside Date, with any restrictive covenants, including, without limitation, any restrictions on engaging in competitive activities, soliciting service providers or clients, or utilizing confidential information, contain in the Employment Agreement.

8.             Changes in Capital Structure.  If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company, spin-off of a subsidiary, business unit or significant portion of its assets or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital stock of the Company or any other event that constitutes a change in stock under the terms of the 2013 Plan shall occur, (iii) any extraordinary dividend or other distribution to holders of Common Shares or Common Units shall be declared and paid other than in the ordinary course, or (iv) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable or proportionate adjustment in the terms of this Award, this Agreement or the Award Class AO LTIP Units to avoid distortion in the value of this Award, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing

Exhibit A-3

under this Award and the terms of the Award Class AO LTIP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards under the 2013 Plan or otherwise.

9.             Payments by Award Recipients. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he shall have accepted this Agreement prior to the close of business on the tenth Trading Date following the Grant Date by (a) making a contribution to the capital of the Partnership by certified or bank check or other instrument acceptable to the Committee or the Board, of $0.01 (the “Per Unit Purchase Price”), multiplied by the number of Class AO LTIP Units to be issued to the Grantee as part of this Award, (b) signing and delivering to the Partnership a copy of this Agreement, and (c) unless the Grantee is already a Limited Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). The Per Unit Purchase Price paid by the Grantee shall be deemed a contribution to the capital of the Partnership upon the terms and conditions set forth herein and in the Partnership Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the Award Class AO LTIP Units so accepted and the admission of the Grantee as a Limited Partner of the Partnership. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of Award Class AO LTIP Units specified on Schedule A hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Award Class AO LTIP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement. In the event of the forfeiture of the Grantee’s Award Class AO LTIP Units pursuant to this Agreement, the Partnership will pay the Grantee an amount equal to the Per Unit Purchase Price multiplied by the number of Award Class AO LTIP Units so forfeited.

10.          Miscellaneous.

(a)                                 Amendments.  This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee or the Board; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership.

(b)                                 Incorporation of 2013 Plan; Committee Determinations.  The provisions of the 2013 Plan are hereby incorporated by reference as if set forth herein. Except as otherwise set forth in this Agreement or the Employment Agreement, in the event of a conflict between this Agreement and the 2013 Plan, the 2013 Plan shall govern.

(c)                                  Status of Class AO LTIP Units; 2013 Plan Matters.  This Award constitutes an incentive compensation award by the Company under the Plan and by the Partnership. The Award Class AO LTIP Units are equity interests in the Partnership. The number of shares of Common Stock reserved for issuance under the Stock Plan underlying outstanding Award Class AO LTIP Units will be determined by the Committee or the Board in light of all applicable circumstances, including calculations made or to be made pursuant to this Agreement, vesting, capital account allocations and/or balances under the Partnership Agreement, the conversion ratio in effect between Class AO LTIP Units and Common Units and the exchange ratio in effect between Common Units and Common Shares. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue Common Shares in exchange for Common Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such Common Shares, if issued, will be issued under the 2013 Plan. The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee or the Board.

Exhibit A-4

(d)                                 Legend.  The records of the Partnership evidencing the Award Class AO LTIP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such AO LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(e)                                  Compliance with Law.  The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no Award Class AO LTIP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.

(f)                                   Grantee Representations; Registration.

(i)                                     The Grantee hereby represents and warrants that (A) he understands that he is responsible for consulting his own tax advisor with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of this Award may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides services directly or indirectly to the Company and/or its affiliates on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award; (D) Award Class AO LTIP Units are subject to substantial risks; (E) the Grantee has been furnished with, and has reviewed and understands, information relating to this Award; (F) the Grantee has been afforded the opportunity to obtain such additional information as he deemed necessary before accepting this Award; and (G) the Grantee has had an opportunity to ask questions of representatives of the Partnership and the Company, or persons acting on their behalf, concerning this Award.

(ii)                                  The Grantee hereby acknowledges that: (A) there is no public market for Award Class AO LTIP Units or Common Units and neither the Partnership nor the Company has any obligation or intention to create such a market; (B) sales of Award Class AO LTIP Units and Common Units are subject to restrictions under the Securities Act and applicable state securities laws; (C) because of the restrictions on transfer or assignment of Award Class AO LTIP Units and Common Units set forth in the Partnership Agreement and in this Agreement, the Grantee may have to bear the economic risk of his ownership of the Class AO LTIP Units covered by this Award for an indefinite period of time; (D) Common Shares issued under the 2013 Plan in exchange for Common Units, if any, are expected to be covered by a re-offer prospectus to be filed as part of a Registration Statement on Form S-8 (or a successor form under applicable rules and regulations of the Securities and Exchange Commission) under the Securities Act, to the extent that the Grantee is eligible to receive such shares under the 2013 Plan at the time of such issuance and such registration Statement is then effective under the Securities Act; (E) resales of Common Shares issued under the Stock Plan in exchange for Common Units, if any, shall only be made in compliance with all applicable restrictions (including in certain cases “blackout periods” forbidding sales of Company securities) set forth in the then applicable Company employee manual or insider trading policy and in compliance with the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom.

(g)                                  Section 83(b) Election.  In connection with the issuance of Class AO LTIP Units under this Award pursuant to this Agreement, the Grantee hereby agrees to make an election to include in gross income in the year of grant the applicable Award Class AO LTIP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit B and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file such election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the Grant Date with each IRS Service Center where the Grantee may file his personal income tax returns (or such location as may be specified by the IRS), and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the

Exhibit A-5

Class AO LTIP Units are awarded to the Grantee to the extent required by such regulations. So long as the Grantee holds any Award Class AO LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of Class AO LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(h)                                 Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(i)                                     Governing Law.  This Agreement is made under, and will be construed in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflict of laws of such state.

(j)                                    No Obligation to Continue Position as an Employee, Consultant or Advisor.  Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere, restrict or limit in any way with the right of the Company or any Affiliate to terminate the Grantee’s service relationship at any time.

(k)                                 Notices.  Any notice to be given to the Company shall be addressed to the General Counsel of the Company at Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311, and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.

(l)                                     Withholding and Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee or the Board regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any Award Class AO LTIP Units or Common Units are withheld (or returned), the number of Award Class AO LTIP Units or Common Units so withheld (or returned) shall be limited to the number which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

(m)                             Headings.  The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(n)                                 Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(o)                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.

(p)                                 Section 409A.  It is the understanding and intention of the parties that the transactions described in this Agreement are not subject to the requirements of Section 409A of the Code.  However, if it is

Exhibit A-6

subsequently determined that any of such transactions are subject to Section 409A, this Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. to the maximum extent possible. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee and the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with, Section 409A of the Code. Without limiting the generality of the foregoing, in the event any payment to be made hereunder by reason of the Grantee’s separation from service, as defined in Section 409A, is determined to constitute “nonqualified deferred compensation” subject to Section 409A, and if the Grantee is a “specified employee” as defined in Section 409A at the time of such separation from service, then such payment shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of the Grantee’s death.  Notwithstanding the foregoing, in no event shall the Company, any Subsidiary, any member of the Committee, or any other person have any liability to the Grantee as a result of the imposition of any additional taxes or penalties pursuant to Section 409A.

Exhibit A-7

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 13th day of March, 2019.

MACK-CALI REALTY CORPORATION.

By:
Name: Gary T. Wagner
Title: General Counsel and Secretary

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation, its general partner

By:
Name: Gary T. Wagner
Title: General Counsel and Secretary

GRANTEE

Name: Michael J. DeMarco

Exhibit A-8

EXHIBIT A

FORM OF LIMITED PARTNER SIGNATURE PAGE

The Grantee, desiring to become one of the within named Limited Partners of Mack-Cali Realty, L.P., hereby accepts all of the terms and conditions of (including, without limitation, the provisions of Article 15 of the Partnership Agreement (as hereinafter defined) titled “Power of Attorney”), and becomes a party to, the Second Amended and Restated Agreement of Limited Partnership, dated as of December 11, 1997, of Mack-Cali Realty, L.P., as amended through the date hereof (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement.

Signature Line for Limited Partner:

Name:
Date:

Address of Limited Partner:

Exhibit A-9

EXHIBIT B

ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.    The name, address and taxpayer identification number of the undersigned are:

Name:  Michael J. DeMarco (the “Taxpayer”)

Address:  [                                                       ]

Social Security No./Taxpayer Identification No.:  [                            ]

2.    Description of property with respect to which the election is being made:

The election is being made with respect to 625,000 Class AO LTIP Units in Mack-Cali Realty, L.P. (the “Partnership”).

3.    The date on which the Class AO LTIP Units were issued is March 13, 2019. The taxable year for which this election is made is calendar year 2019.

4.    Nature of restrictions to which the Class AO LTIP Units are subject:

(a)    With limited exceptions, until the Class AO LTIP Units vest, the Taxpayer (and any permitted successor of the Taxpayer) may not transfer in any manner any portion of the Class AO LTIP Units without the consent of the Partnership.

(b)    The Taxpayer’s Class AO LTIP Units vest in accordance with the vesting provisions described in Schedule A of that certain Class AO Long-Term Incentive Plan Award Agreement dated as of March 13, 2019 (the “Agreement”) by and between the Taxpayer, Mack-Cali Realty Corporation (the “Company”) and the Partnership. Unvested Class AO LTIP Units are forfeited in accordance with the vesting provisions described in the Agreement.

5.    The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Class AO LTIP Units with respect to which this election is being made, taking into account that the Class AO LTIP Units are a partnership profits interest for tax purposes, the fair market value of such units, as required to be taken into account in determining the income of the undersigned in the year of issuance, is not less than $0.01 per Class AO LTIP Unit (See Revenue Procedures 93-27 and 2001-43).

6.    The amount paid by the Taxpayer for the Class AO LTIP Units was $0.01 per Class AO LTIP Unit.

7.    A copy of this statement has been furnished to the Partnership and the Company.

Dated:

Michael J. DeMarco

Exhibit A-10

SCHEDULE A

(Terms being defined are in quotation marks.)

Grant Date of Class AO LTIP Unit Award:	March 13, 2019

Name of Grantee:	Michael J. DeMarco

Number of Class AO LTIP Units:	625,000

“AO LTIP Unit Participation Threshold”:	$21.46

“Final Conversion Date”:	March 13, 2029

Vesting Conditions:

(i) 250,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $25.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

(ii) an additional 250,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $28.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

(iii) an additional 125,000 of the Class AO LTIP Units shall vest and become convertible on the earliest date on which the closing price of the Common Shares, as reported on the NYSE, or if the Common Shares are not then traded on the NYSE, then the average closing bid and ask prices for the Common Shares on the Securities Market, has been equal to or greater than $31.00 for at least thirty (30) consecutive trading days, provided that such date occurs prior to the Outside Date.

“Termination Conversion Date”:

The date following the applicable date of termination of employment that falls on the last day of the period set forth below:

Death, Disability, Retirement, Without Cause, for Good Reason at any time, or without Good Reason after the expiration of the Term (Section 7(i)): Final Conversion Date

For Cause at any time, or without Good Reason during the Term (Section 7(iv)): within 30 days of termination

Change in Control (Section 5): within 30 days of the Change in Control

Initials of Company representative:	Initials of Employee:

Exhibit A-11